Exhibit 99.1

Blue Water Vaccines Presents New Data Supporting Universal Influenza Vaccine Candidate at the World Vaccine Congress 2022 in Washington, DC

CINCINNATI, OH, April 21, 2022 – Blue Water Vaccines Inc. (“BWV” or “Blue Water Vaccines” or “the Company”), a biopharmaceutical company developing transformational vaccines, today issued the below statement regarding its Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 20, 2022, which included a presentation (the “WVC presentation”) delivered by the Company at the World Vaccine Congress 2022 in Washington, DC. This presentation by Brian Price, Ph.D., BWV’s Head of Technology Strategy, shows identification of H3N2 and influenza B epitopes of limited variability discovered by scientists at The University of Oxford.

The Company previously presented data surrounding epitopes of limited variability for H1 influenza strains, which are being used to develop BWV-102, an H1 pre-pandemic vaccine. This latest data included in the WVC presentation uses similar mathematical modeling and research to find two epitopes of limited variability in H3N2 influenza and one epitope in influenza B. Provisional patents have been recently filed for both H3 and influenza B antigens by the Company’s licensors and will be used in combination with previously identified H1 epitopes to form the basis for the Company’s universal influenza vaccine candidate, BWV-101.

“The large seasonal burden of influenza warrants the development of improved vaccines,” said Joseph Hernandez, Chief Executive Officer of Blue Water Vaccines. “This data for H3N2 and influenza B epitopes supports our commitment to develop a vaccine that provides broad protection against all strains and eliminating the need for annual immunization. We are excited to continue our collaboration with The University of Oxford and move forward with this research supporting one of our lead vaccine candidates.”

According to the World Health Organization, there are more than 1 billion influenza infections each year, 3 – 5 million of which are considered severe, leading to between 290,000 – 600,000 related respiratory deaths worldwide. Current influenza vaccines have several shortcomings, including yearly reformulations 6 months prior to influenza season leading to yearly administration and typically provide protection to only 50% of the individuals that receive the vaccine. Additionally, the CDC estimates about $87.1 billion USD is lost through absenteeism and healthcare costs in the US and the WHO estimates around $4 billion US is spent on the flu vaccine each year. Both the clinical toll of this disease and the economic burden it poses warrants investigation and commitment to the development of a universal influenza vaccine.

On April 20, 2022, BWV filed the BWV presentation on a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) (“Current Report”). Please refer to the Current Report for more details about the new data discussed therein. A copy of the Current Report is available on the SEC’s website at www.sec.gov.

About Blue Water Vaccines

Blue Water Vaccines Inc. is a biopharmaceutical company focused on developing transformational vaccines to address significant health challenges globally. Headquartered in Cincinnati, OH, the company holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children's Hospital Medical Center (CCHMC), and St. Jude Children's Hospital. The company is developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus (NoV) S&P nanoparticle versatile virus-like particle (VLP) vaccine platform from CCHMC to develop vaccines for multiple infectious diseases, including norovirus/rotavirus and malaria, among others. Additionally, Blue Water Vaccines is developing a Streptococcus pneumoniae (pneumococcus) vaccine candidate, designed to specifically prevent the highly infectious middle ear infections, known as Acute Otitis Media (AOM), in children. For more information, visit www.bluewatervaccines.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on BWV’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the development of BWV’s vaccine candidates, including, but not limited to BWV-301; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval and commercialization of new products. BWV does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in BWV’s Annual Report on Form 10-K for the period ended December 31, 2021 and other reports filed with the SEC on or after the date thereof. All of BWV’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contact Information:

Media Relations

513-620-4101

Email: media@bluewatervaccines.com